Exhibit 10(i)2

AMENDMENT TO

ALLETE AND AFFILIATED COMPANIES

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

              The ALLETE and Affiliate Companies Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009 (“SERP I”), is amended as follows, effective January 1, 2011.

1.           Section 1.1 is amended by adding the following new sentence at the end:

Effective January 1, 2011, the Company hereby amends SERP I to provide that the SERP I retirement benefit not yet paid to a participant is forfeited in the event the participant has a separation from service for cause and to incorporate any compensation recovery policy adopted by the Company.

2.           New Section 1.3 is added to read as follows:

                            1.3        Compensation Recovery Policy.

Effective January 1, 2011, all amounts payable to Participants in accordance with this Plan are subject to, and the Company hereby incorporates into this SERP I, the terms of any compensation recovery policy or policies established and amended by the Company from time to time (“Compensation Recovery Policy”).

3.           A new defined term “Misconduct” is added at the end of Section 2 to read as follows:

(Q)
“Misconduct” means the occurrence of either or both of the following, as determined in its sole discretion by either the Executive Compensation Committee of the Company’s Board of Directors with respect to Section 16 Officers of the Company, or the Administrator with respect to any other Participant:

(a)	an act or omission by the Participant involving dishonesty in connection with his or her responsibilities as an employee of the Company; or

(b)
the Participant’s conviction of, or entry of a plea of nolo contendere to, any felony or a misdemeanor involving moral turpitude, provided that a misdemeanor motor vehicle violation will not constitute a crime of moral turpitude unless it involves driving while impaired within the scope of employment or another serious driving offense committed within the scope of employment.

For purposes of clarifying the foregoing definition, Misconduct can occur regardless of whether the Company discovers the Misconduct before or after the Participant’s termination of employment and regardless of whether the Participant terminates employment on account of the Misconduct.

4.           New Section 4.17 is added to read as follows:

                            4.17       Forfeiture of Vested Retirement Benefit for Misconduct.

Notwithstanding any other term or condition in this Section 4, a Participant will forfeit any vested Retirement Benefit attributable to any year during which the Participant engaged in Misconduct and any subsequent period. For purposes of calculating the Retirement Benefit of any Participant who engaged in Misconduct, the Participant’s Final Average Earnings and Years of Credited Service will exclude the period during which the Participant engaged in Misconduct and any subsequent period.

5.           New Section 4.18 is added to read as follows:

                            4.18       Withholding Pursuant to Compensation Recovery Policy.

All benefits are subject to the provisions of Sections 1.3, regardless of whether distributions have commenced.

              IN WITNESS WHEREOF, and as evidence of the adoption of this amendment to SERP I, ALLETE, Inc. has caused this amendment to be executed by its duly authorized representative this __ day of ___________, 2011.

ALLETE, Inc.

By:  /s/ Alan R. Hodnik______________
Alan R. Hodnik
President and Chief Executive Officer
ATTEST:

By:  /s/ Deborah A. Amberg__________
Deborah A. Amberg
Senior Vice President, General Counsel & Secretary